EXHIBIT 21.1
SUBSIDIARIES OF AAC GROUP HOLDING CORP. AND AMERICAN ACHIEVEMENT CORPORATION
AAC Group Holding Corp.
AAC Holding Corp.
American Achievement Corporation
American Achievement Corporation Subsidiaries:
Commemorative Brands, Inc.
CBI North America, Inc.
Taylor Senior Holding Corp.
Taylor Holding Corp.
Taylor Publishing Company
Taylor Publishing Manufacturing, L.P.
Taylor Manufacturing Holdings, LLC
Educational Communications, Inc.

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